Exhibit 99.1

Ventas Appoints Maurice Smith, CEO of HCSC, to Board of Directors

CHICAGO--( BUSINESS WIRE)-- February 2, 2021--Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) today announced that Maurice Smith, President and Chief Executive Officer of Health Care Service Corporation (“HCSC”), has been appointed as an independent member of its Board of Directors effective immediately. HCSC is the largest customer-owned health insurer in the United States, covering over 16 million members across its Blue Cross and Blue Shield health plans in five states.

Smith, 49, is a national leader in healthcare, with over 25 years of experience in fiscal, strategic and operations leadership in the health insurance industry. Smith was named CEO of HCSC in 2020, when he was also recognized as one of Modern Healthcare’s 100 Most Influential People in Healthcare. He is a member of the Board of the Economic Club of Chicago, World Business Chicago and Roosevelt University, and a Trustee of the Civic Federation.

Smith began his career at HCSC in 1993 and has served in a wide variety of roles, including business development, corporate transactions and as President of Blue Cross and Blue Shield of Illinois.

“As a leader in healthcare, Maurice brings significant experience and insight to the Ventas Board,” said Debra A. Cafaro, Ventas Chairman and Chief Executive Officer. “Maurice also shares our deep commitment to excellence and our values of service and community. His energy and understanding of trends in healthcare delivery, data and payment will enhance our Board at an important juncture as we position the Company to advance and increase value throughout the Covid-19 recovery for all our stakeholders.”

“The Ventas Board is comprised of a dedicated team of independent recognized leaders and I am excited to join their ranks,” said Smith. “I look forward to working with the Board and with management to help Ventas continue its outstanding track record of delivering results with integrity and realizing the opportunities inherent in the Company’s role as one of the preeminent global owners and operators of life science, healthcare and senior living real estate.”

HCSC is the fifth largest health insurer in the United States. Headquartered in Chicago, HCSC has combined annual revenues of approximately $46 billion, over 272,000 physicians and other providers in its network, more than 24,000 employees and over 16 million members across its Blue Cross and Blue Shield plans in Illinois, Montana, New Mexico, Oklahoma and Texas. It has been named one of the World’s Most Ethical Companies® by the Ethisphere Institute for the past five years and ranks No. 5 on Diversity MBA’s “50 Out Front” Best Companies for Women and Diverse Managers to Work across multiple categories.

The Ventas Board of Directors regularly evaluates its composition to ensure that its directors possess the skills, experience and diverse perspectives needed to guide the Company and help it deliver value to all stakeholders. Smith’s addition supports these goals and continues the Company’s commitment to excellent governance, combining Board continuity with fresh perspective. With Smith’s appointment, the Ventas Board will be comprised of 12 directors, 11 of whom are independent.

About Ventas

Ventas, an S&P 500 company, operates at the intersection of two powerful and dynamic industries – healthcare and real estate. As one of the world’s foremost Real Estate Investment Trusts (REIT), we use the power of capital to unlock the value of real estate, partnering with leading care providers, developers, research and medical institutions, innovators and healthcare organizations whose success is buoyed by the demographic tailwind of an aging population. For more than twenty years, Ventas has followed a successful strategy that endures: combining a high-quality diversified portfolio of properties and capital sources to manage through cycles, working with industry leading partners, and a collaborative and experienced team focused on producing consistent growing cash flows and superior returns on a strong balance sheet, ultimately rewarding Ventas stakeholders. As of September 30, 2020, Ventas owned or managed through unconsolidated joint ventures approximately 1,200 properties.

Contacts

Louise Adhikari

Vice President, Marketing & Corporate Communications

+1 312 660 3816

Source: Ventas, Inc.